Exhibit 4.37

TOLL TREATMENT AGREEMENT

THIS AGREEMENT is dated 1 June 2011

PARTIES

SOCIÉTÉ DES MINES DE LOULO S.A. a company incorporated and registered in the Republic of Mali with Company Number: MA.BKO.2006.B.4716 and having a place of business at FALADIÉ, 6446, Avenue de L’OUA, BP.E 1160 Bamako, Mali (“Somilo”); and

SOCIÉTÉ DES MINES DE GOUNKOTO S.A. a company incorporated and registered in the Republic of Mali with Company Number: MA.BKO.2011.B.02 and having a place of business at FALADIÉ, 6446, Avenue de L’OUA, BP.E 1160 Bamako, Mali (“Gounkoto”).

AGREED TERMS

INTERPRETATION

The following definitions and rules of interpretation apply in this Agreement.

1.1	Definitions

“Additional Capacity”	means such additional tonnage Somilo can offer to accept from Gounkoto over and above the Guaranteed Capacity.

ACCORD DE TRAITEMENT PAR FACTURATION

CET ACCORD est daté du ler juin 20011

LES PARTIES

LA SOCIÉTÉ DES MINES DE LOULO S.A. une société incorporée et enregistrée en République du Mali au Registre de Commerce sous le numéro: MA.BKO.2006.B.4716 et ayant son siège social à FALADIÉ, 6446, Avenue de L’OUA, BP.E 1160 Bamako, Mali ci-après dénommée “Somilo” et

LA SOCIETE DES MINES DE GOUNKOTO S.A. une société incorporée et enregistrée en République du Mali au Registre de Commerce sous le numéro: MA.BKO.2011.B.02 et ayant son siège social à FALADIÉ, 6446, Avenue de L’OUA, BP.E 1160 Bamako, Mali ci-après dénommée “Gounkoto”.

TERMES CONCLUS

INTERPRETATION

Les définitions et règles d’interprétation suivantes s’appliquent à ce contrat:

1.1	Définitions

“Capacité additionnelle”	désigne le tonnage supplémentaire de minerai en provenance de la mine de Gounkoto que Somilo peut accepter de traiter au-delà de la Capacité Garantie telle que définie ci-après.

“Agreement”	means this agreement as amended from time to time.

“assay”	means the process of determining the metallurgical content of Ore and Doré which is performed by an accredited independent laboratory.

“Business Day”	means a day other than a Saturday and Sunday or public holiday or other statutory holiday in South Africa, Mali or Jersey, when banks in Jersey are open for general banking business.

“Doré”	means the product produced by the metallurgical process at Loulo which assays about 85% gold and 10% silver, with copper and other impurities which are sent to Rand Refinery for further refining.

“Accord”	désigne le présent Accord tel que modifié de temps à autre.

“Essais”	désigne le processus de détermination de la teneur métallurgique du minerai et du Doré qui est effectué par un laboratoire indepéndant agrée.

“Jours Ouvrables”	désigne un jour autre que le Samedi et le dimanche ou un jour férié ou autre jour chômé prévu par la loi en Afrique du Sud, au Mali ou en Jersey, quand les banques en Jersey sont ouvertes pour les transactions générales bancaires.

“Doré”	désigne le produit obtenu par le procédé métallurgique à Loulo qui

“Gounkoto Ore Body”	means the body of Ore situated approximately 30km south of Loulo.

“Guaranteed Capacity”	means 120 000 tonnes per calendar month (or such other amount as the parties may agree from time to time) plant throughput capacity at the Loulo Metallurgical Plant allocated exclusively to Gounkoto subject to the terms of this Agreement.

“Loulo”	means Somilo’s gold processing mine situated in the Kenieba Region, Mali.

par essai contient environ 85% d’or et 10% d’argent avec du cuivre et d’autres impuretés qui sont envoyés à Rand Rafinery pour davantage de raffinage.

“Corps Minéralisé de Gounkoto”	désigne le corps minéralisé en provenance du gisement de Gounkoto situé approximativement à 30km au sud de la mine de Loulo.

“Capacité Garantie”	désigne une quantité de 120 000 tonnes de minerai par mois civil out tout autre quantité pouvant être convenue par les parties de temps à autre et constituant aux termes du présent Accord, la capacité de traitement à l’usine Métallurgique de Loulo exclusivement allouée au minerai de la mine de Gounkoto.

“Loulo”	désigne la mine d’or de Somilo située dans la Région de Kayes, Cercle de Kéniéba au Mali.

“Loulo ROM pad”	means the elevated area at the Loulo crushing plant to enable Ore to be fed to the plant crusher.

“the Ore”	means the crushed material bearing gold and silver extracted from the Gounkoto Ore Body.

“Party”	means a party to this Agreement.

“the Plant”	means the metallurgical complex at Loulo, including all associated infrastructure required to produce Doré.

“Plant Recovery”	means the percentage of the actual amount of gold extracted from the Ore processed.

“Rand Refinery”	means Rand Refinery Limited, a public company duly registered and incorporated in terms of the company laws of South Africa, with its principal place of business situated at Refinery Road, Industries West, Germiston, South Africa.

“Tas de Tout-venant de Mine de Loulo” ROM pad	désigne la zone élevée à l’usine de concassage de Loulo permettant l’alimentation du concasseur en minerai.

“le Minerai”	désigne le matériau concassé contenant de l’or et de l’argent extrait du corps minéralisé de Gounkoto.

“Partie”	désigne une partie à cet Accord.

“l’usine”	désigne le complexe métallurgique à Loulo, y compris les infrastructures connexes nécessaires pour produire du Doré.

“Taux de Récupération de l’Usine”	désigne le pourcentage réel de la quantité d’or extraite du Minerai traité.

“Rand Refinery”	désigne Rand Refinery Limited, une société publique dûment enregistrée et incorporée selon les lois de société de l’Afrique du Sud, avec son siège principal à Refinery Road, Industries West, Germiston, South Africa.

1.2	Clause headings shall not affect the interpretation of this Agreement.

1.3	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.4	A refer to any party shall include that party’s personal representatives, successors and permitted assigns.

1.5	A reference to a statute or statutory provision is a reference to it as is in force as at the date of this Agreement.

INTRODUCTION

2.1	The Parties record that Gounkoto was created to exploit the Gounkoto Ore Body, and the Parties have agreed that it would be in both their interests that the Ore is to be treated at the Plant.

2.2	Somilo agrees to treat the Guaranteed Capacity of the Ore through the Plant and to produce Doré which it will have refined at Rand Refinery.

2.3	Should Somilo have any Additional Capacity available to treat ore through the Plant and produce Doré for refinement at Rand Refinery (or such other international refinery as the Parties may agree to use), the Parties agree that the Additional Capacity shall be offered by Somilo to Gounkoto.
1.2	Les entêtes de clause n’affectent pas l’interprétation du présent Accord.

1.3	A moins que le contexte ne s’y oppose, les mots au singulier comprennent le pluriel et le pluriel inclut le singulier.

1.4	Une référence à toute partie inclut les personnes représentant cette partie, successeurs et ayants droit.

1.5	Une référence à un statut ou une disposition d’une loi est une référence à celui-ci tel qu’en vigueur a la date de cet Accord.

INTRODUCTION

2.1	Les Parties notent que Gounkoto a été créée pour exploiter le Corps Minéralisé de Gounkoto, et les Parties ont convenu qu’il serait de leur intérêt que le Minerai soit traité à l’Usine.

2.2	Somilo s’engage à traiter dans son Usine la Capacité Garantie de Minerai et à produire le Doré qui serait raffiné à Rand Refinery.

2.3	Au cas où Somilo aurait une Capacité Additionnelle disponible de traiter le minerai en Usine et de produire du Doré pour le raffinage à Rand Refinery (ou tout autre raffinerie internationalement reconnue que les <Parties peuvent convenir d’utiliser), les Parties conviennent que la Capacité Additionnelle sera offerte à Gounkoto par Somilo.

3	SCOPE OF WORK

3.1	Gounkoto shall transport the Ore by truck from the Gounkoto crushing facility to the Loulo ROM pad.

3.2	Somilo shall feed the Ore on the Loulo ROM pad into the Loulo Metallurgical Plant.

3.3	Somilo shall treat the Ore as a blend fed to the Plant with the other ores being processed through the Plant. The Parties agree that there is no obligation on Loulo to campaign treat the Ore in an attempt to produce specific “Gounkoto Doré” as this is not technically possible unless the entire CIL treatment circuit in the Plant is cleansed of Loulo ore.

3.4	The gold and silver content in the Ore shall be determined by assay and shall form the basis on which Somilo shall pay Gounkoto for the gold and silver produced in terms of clause 7 hereof.
3	CHAMP D’APPLICATION

3.1	Gounkoto doit transporter le minerai par camion de l’installation de concassage de Gounkoto au site de stockage prévu à la mine de Loulo.

3.2	Somilo doit alimenter l’Usine Métallurgique de Loulo en minerai à partir du stock de tout-venant de Gounkoto.

3.3	Somilo doit traiter le Minerai en mélange introduit à l’Usine avec les autres minerais en cours de traitement à l’Usine. Les Parties acceptent qu’il ne pèse sur Somùilo aucune obligation de faire une campagne de traitement en vue de produire du “Doré spécifique de Gounkoto” dans la mesure où cela n’est pas technique possible sauf si le circuit entier de traitement par lixiviation en cuve (CIL) est curé du minerai de Loulo.

3.4	La teneur en or et en argent du Minerai doit être déterminée par Essais et constitue la base sur laquelle Somilo paie Gounkoto pour l’or et l’argent produits selon la clause 7 du présent Accord.

3.5	Once the Ore has been processed, Somilo shall send the Doré to Rand Refinery (or such other internationally recognised refinery as the parties may agree) for further refining.

4	METAL ACCOUNTING

4.1	The Ore treated in the Plant shall lose its identity once it enters the Plant.

4.2	The volume of the Ore treated shall be determined as follows:

4.2.1	Ore tonnage accounting shall take place by means of the Gounkoto crusher weightometer prior to the Ore being stockpiled and transported to Loulo in terms of clause 3.1 hereof or by using an agreed truck factor (if the weightometer is not operational); and

4.2.2	At the end of the processing period at the Plant, Somilo shall determine the mass of the Ore processed by correcting the total mass of the Ore delivered in terms of clause 3.1 hereof, as measured in terms of clause 4.2.1 hereof, by stockpile movements at Gounkoto and Loulo.

4.3	The grade of the Ore treated shall be determined as follows:

4.3.1	composite samples shall be taken from the crushed product belt at Gounkoto on a shift basis, and sent to the assay laboratory at Loulo to determine the contained gold and silver in the Ore.
3.5	Une fois que le Minerai est traité, Somilo envoie le Doré à Rand Refinery (ou tout autre raffinerie internationalement reconnue) que les Parties peuvent convenir d’utiliser) pour un meilleur raffinage.

4	COMPTABILITE DU METAL

4.1	Le Minerai traité en Usine perd son identité dès son entrée en Usine ;

4.2	Le volume du Minerai traité doit être déterminé comme suit:

4.2.1	La comptabilité du tonnage de Minerai se fait au moyen du lecteur de poids du concasseur de Gounkoto avant que le minerai ne soit mis en tas et transporté à Loulo conformément à la clause 3.1 du présent Accord ou par l’usage d’un facteur de charge par camion convenu (si le lecteur de poids n’est pas opérationnel); et

4.2.2	A la fin de la période de traitement à l’Usine, Somilo détermine la masse du Minerai traité en corrigeant la masse totale de Minerai livrée selon la clause 3.1 du présent Accord, telle que mesurée selon la clause 4.2.1 ci-dessus par les mouvements du dépôt à Gounkoto et à Loulo.

4.3	La teneur du Minerai traité doit être déterminée comme suit:

4.3.1	des échantillons composites doivent être prélevés par poste de travail à partir de la bande convoyeuse du produit concassé à Gounkoto et

4.3.2	taking crushed ore stockpile depletion and addition into account, a weighted average grade shall be determined by the Parties and applied to the calculated throughput attributable to Gounkoto to calculate the contained gold and silver.

4.3.3	the overall Plant Recovery percentage shall be applied to the contained gold to determine the gold content attributable to Gounkoto.

4.4	Gounkoto shall be paid (pursuant to the terms of this Agreement) for its contained gold and silver after taking into account any refinery adjustments which will be made in proportion to the gold content calculated for Loulo and Gounkoto.

4.5	Should the situation change and the method of measurement above is no longer appropriate, then the Parties will agree a revised measure of calculation as appropriate.

5	FEES PAYABLE BY GOUNKOTO TO SOMILO

5.1	For the duration of this Agreement, Somilo shall charge Gounkoto for treating the Ore as follows:

5.1.1	Plant costs shall be calculated at the actual Loulo metallurgical rate per ton milled, including engineering costs, plus a mark-up envoyés au laboratoire d’analyse à Loulo pour déterminer l’or et l’argent contenu dans le Minerai.

4.3.2	en prenant en compte l’épuisement et l’augmentation du dépôt de minerai concassé une teneur moyenne pesée doit être déterminée par les Parties et appliquée à la capacité de traitement calculée et allouée à Gounkoto pour déterminer la teneur en or et en argent.

4.3.3	le pourcentage globale du taux de Récupération de l’Usine doit être applicable à la teneur en or pour déterminer la teneur en or affectable à Gounkoto.

4.4	Gounkoto doit être payée conformément aux termes du présent Accord pour la teneur en or et en argent déterminée de son minerai , après prise en compte de tous les ajustements de raffinage qui seront effectués au prorata de la teneur en or calculée pour Loulo et pour Gounkoto.

4.5	Au cas où la situation changeait et la méthode de mesure ci-dessus ne conviendrait plus alors les Parties décideront d’une mesure révisée de calcul, le cas échéant.

5	FRAIS PAYABLES PAR GOUNKOTO A SOMILO

5.1	Pendant la durée du présent Accord, Somilo facture Gounkoto pour le traitement du Minerai comme suit:

5.1.1	les coûts d’Usine doivent être calculés au taux réel métallurgique de Loulo par tonne broyée, y of 3%, multiplied by the calculated Gounkoto tonnage as measured in terms of clause 4.2.1 hereof;

5.1.2	General and Administration (“G&A”) costs, shall be calculated at the actual Loulo G&A rate per ton milled, including outside engineering costs, including a mark-up of 3%, multiplied by the calculated Gounkoto tonnage as measured in terms of clause 4.2.1 hereof;

5.1.3	A plant usage fee shall be charged at a rate equal to the depreciation rate for the Plant expressed as cost per ton milled; and

5.1.4	Where costs are incurred by Somilo on behalf of Gounkoto which are not covered in the cost per ton milled, such costs shall be charged to Gounkoto by Somilo at cost.

5.2	The total fees payable by Gounkoto to Somilo as described in this clause 5 shall be invoiced to Gounkoto on a monthly basis in arrears, and payment of such invoices shall be subject to set-off as set out in clause 7 hereof.

6	PAYMENT DUE TO GOUNKOTO BY SOMILO

After taking into account the process losses of the Ore treated at the Plant, Somilo shall pay Gounkoto for the gold and silver content based on the final precious metal receipt from Rand Refinery.
compris les coûts d’ingénierie, plus une majoration de 3%, multipliée par le tonnage calculé de Gounkoto tel que mesuré conformément à la clause 4.2.1 du présent Accord :

5.1.2	Les frais Généraux et d’Administration (“G&A”) doivent être calculés au taux réel du G&A par tonne broyé, y compris les frais d’ingénierie externe, y compris une majoration de 3%, multipliée par le tonnage calculé de Gounkoto tel que mesuré conformemént à la clause 4.2.1 du présent Accord ;

5.1.3	un honoraire pour l’utilisation de l’usine doit être facturé à un taux égale au taux d’amortissement de l’Usine exprimé comme coût par tonne broyée; et

5.1.4	lorsque des coûts sont supportés par Somilo au compte de Gounkoto ne sont pas couverts dans le coût par tonne broyée, ces coûts doivent être facturés à Gounkoto par Somilo au coût.

5.2	Le montant total des honoraires payables par Gounkoto à Somilo comme décrit dans la clause 5 sera facturé à Gounkoto sur une base mensuelle à terme échu et le paiement de ces factures pourra être soumis à compensation conformément à la clause 7 du présent Accord.

6	PAYMENT DU A GOUNKOTO PAR SOMILO

Après prise en compte des pertes de traitement du Minerai traité à l’Usine, Somilo doit payer à Gounkoto pour la teneur en or et en argent sur la base du rapport final de raffinage du métal précieux reçu de Rand Rafinery.

7	SET-OFF AND PAYMENT

7.1	The total fees due by Gounkoto to Somilo in terms of clause 5 hereof shall be set-off against the amount due by Somilo to Gounkoto for the gold and silver content as referred to in clause 6 hereof (the “Payable Amount”).

7.2	Somilo shall pay Gounkoto the Payable Amount by means of electronic transfer into a banking account previously nominated by Gounkoto in writing, within two Business Days of receiving the funds into its bank account from Rand Refinery in respect of the Doré sent to Rand Refinery from time to time in terms of clause 3.5 hereof.

8	TERMINATION

8.1	Subject to the provisions of clause 8.2 hereof, this Agreement shall terminate on 30 May 2031.

8.2	The Parties may terminate this Agreement by mutual agreement on 6 (six) months’ written notice or such shorter time period as may be agreed upon in writing between the Parties.
7	COMPENSATION ET PAIEMENT

7.1	Le montant total des honoraires dû par Gounkoto à Somilo conformément à la clause 5 du présent Accord pourra être compensé sur le montant dû par Somilo à Gounkoto pour la teneur en or et en argent tel que visé à la clause 6 du présent Accord (le “Montant Payable”).

7.2	Somilo doit verser à Gounkoto le Montant Payable par virement électronique dans un compte bancaire préalablement notifié par écrit à Somilo par Gounkoto dans les deux Jours Ouvrables suivant la réception dans son compte bancaire, des fonds envoyés par Rand Refinery relativement au Doré expédié à Rand Refinery de temps en temps conformément à la clause 3.5 du présent Accord.

8	RESILIATION

8.1	Sous réserve des dispositions de la clause 8.2 ci-après, le présent Accord prend fin le 30 mai 2031.

8.2	Les Parties peuvent mettre fin au présent Accord par consentement mutuel au moyen d’un préavis écrit de six (6) mois ou toute autre période plus courte telle que convenue par écrit entre les Parties.

9	DEFAULT

9.1	Each of the following shall constitute an event of default (“Event of Default”) for purposes of this Agreement:

9.1.1	failure by Somilo to make payment on the due date for payment, as provided in clause 0 hereof:

9.1.2	failure to observe or perform any other obligations or undertakings contained in this Agreement; on the proviso that if any such failure which is capable of being remedied is not remedied within five Business Days of receipt by the defaulting Party of a notice from the non defaulting requiring same to be remedied:

9.1.3	by or under the authority of any government or regulatory authority:

(a)	the management of a Party is wholly or partially displaced or the authority of a Party to conduct its business is wholly or partially curtailed; or

(b)	all or a majority of the issued shares of a Party or any of its revenues, or assets is seized, nationalised, expropriated or compulsorily acquired.

9.1.4	if any distress, execution, or other process is levied or enforced upon the whole or any substantial part of the assets of either Party, and this materially adversely affects the ability of either Party to perform its
9	DEFAILLANCE

9.1	Chacun des éléments suivants constitue un cas de défaillance (“Cas de Defaillance” dans le cadre du présent Accord:

9.1.1	non-respect par Somilo d’effectuer le paiement à la date d’échéance telle que prévue à la clause 7.2 du présent Accord;

9.1.2	inobservation ou non exécution de toute autre obligation ou engagements contenus dans le présent Accord à la condition qu’ un tel manquement qui est susceptible d’être réparé ne le soit pas dans les cinq Jours Ouvrables de la réception par la Partie défaillante d’un avis de la Partie non défaillante exigeant la correction de la défaillance ;

9.1.3	Par ou sous le pouvoir de toute autorité gouvernementale ou réglementaire :

(a)	la direction d’une Partie est totalement ou partiellement déplacée, ou l’autorité d’une Partie de mener ses affaires est totalement ou partiellement réduite ; ou

(b)	la totalité ou une majorité des actions émises d’une Partie ou n’importe quel de ses revenus ou actifs est saisi, nationalisé, exproprié ou acquis par force ;

9.1.4	si n’importe quelle saisie, exécution, ou autre procédure est opérée ou mise en vigueur sur l’ensemble ou une partie substantielle des actifs de chacune des Parties, et cette incidence obligations under this Agreement, and such process is not discharged within five Business Days of it being so enforced;

9.1.5	either or both Parties are declared bankrupt or insolvent or an order is made by a competent court, or a resolution is passed by either of the Parties, for the winding up or dissolution of themselves (other than for the purpose of a merger, reconstruction or amalgamation whilst able to pay their debt as they fall due); and

9.1.6	if any representation or warranty of either or both Parties contained in this Agreement, or any document or certificate furnished to either or both of the Parties in connection with this Agreement shall be found to be false or incorrect in any material respect, and which false or incorrect representation or warranty materially affects the rights of either or both of the Parties under this Agreement.

9.2	Upon the occurrence of an Event of Default or at any time thereafter (for so long as such Event of Default continues) both Parties shall be entitled (without prejudice to any other rights hereunder or in law) by notice to the other Party, to treat such event as a repudiation/breach by the defaulting Party of its obligations under this Agreement, and the non defaulting Party, in its sole discretion, may at any time thereafter:
défavorable affecte matériellement de façon négative la capacité de l’une ou l’autre des Parties de s’acquitter de ses obligations en vertu du présent Accord, et cette procédure n’est pas accomplie dans l’intervalle de cinq Jours Ouvrables de sa mise en vigueur ;

9.1.5	l’une ou les deux Parties sont déclarées en faillite ou insolvables ou une injonction est faite par un tribunal compétent, ou une résolution est adoptée par l’une ou l’autre des parties, pour leur liquidation ou dissolution (autre que pour les fins d’une fusion, reconstruction ou absorption pendant qu’elle est en mesure de payer ses dettes à leur échéance) ; et

9.1.6	si une représentation ou garantie de l’une ou des deux Parties contenue dans le présent Accord, ou tout document ou certificat fourni à l’une ou aux deux Parties en rapport avec cet Accord est réputée être fausse ou inexacte de façon substantielle, laquelle représentation ou garantie fausse ou inexacte a une incidence matérielle sur les droits de l’une ou des deux Parties en vertu du présent Accord.

9.2	Lors de la survenance d’un Cas de Défaillance ou à tout moment par la suite (pour autant que ce Cas de Défaillance continue), les deux Parties ont le droit (sans préjudice de tout autre droit en vertu des présentes ou en droit) par notification à l’autre Partie, pour traiter le cas comme une répudiation / violation par la Partie défaillante, de ses obligations en vertu du présent Accord, et la partie non défaillante, à sa seule discrétion, peut à tout moment par la suite:

9.2.1	terminate this Agreement; or

9.2.2	claim immediate payment and/or performance by the defaulting Party of all of the defaulting Party’s obligations whether or not the due date for payment and/or performance shall have arrived,

in either event without prejudice to the non defaulting Party’s rights to claim damages. The foregoing is without prejudice to such other rights as the non defaulting Party may have at law. For the avoidance of doubt, the non defaulting Party shall have no further obligation to the defaulting Party under this Agreement after its termination.

10	CONFIDENTIALITY

10.1	Each of the Parties shall at all times treat all information in connection with and/or relating to this Agreement, or either of them, and all matters incidental thereto (the “Confidential Information”) as strictly confidential and shall not, without the prior written consent of the other Party (which consent may, for the avoidance of doubt, be withheld in the unfettered discretion of such other Party) disclose such Confidential Information to any Party, and/or make use of such Confidential Information for any purposes other than in connection with the provisions of this Agreement.

10.2	Notwithstanding the stipulations of clause 10.1, information shall be deemed not to be Confidential Information, and the provisions of clause 10.1 shall not apply to a Party in connection with any information which:

10.2.1	is or becomes generally available to the public other than as a result of disclosure by such Party in violation of this clause 100;
9.2.1	résilier le présent Accord ou

9.2.2	réclamer le paiement immédiat et/ou I’exécution par la Partie défaillante de toutes les obligations de la Partie défaillante qu’il s’agisse ou non de la date d’écheance de paiement et/ou I’exécution qui serait arrivée, dans I’un ou I’autre cas sans préjudice des droits de la Partie non défaillante de réclamer des dommages intérêts. Ce qui précède est sans préjudice à tous autres droits que la Partie non défaillante pourrait avoir en matière de droit. Pour éviter tout doute, la Partie non défaillante n’aurait aucune obligation envers la Partie défaillante en vertu du présent Accord après sa résiliation.

10	CONFIDENTIALITE

10.1	Chacune des Parties doit à tout moment traiter toutes les informations en rapport avec et/ou relatives au présent Accord, ainsi que toutes les questions y afférentes (les “Informations Confidentielles”) comme strictement confidentielles et ne doit, sans I’accord préalable par écrit de I’autre Partie (qui ne peut, sans doute, être refusé à la discrétion de cette autre Partie) divulguer ces Informations Confidentielles à aucune Partie, et/ou les utiliser à des fins autres que celles relatives aux dispositions du présent Accord.

10.2	Nonobstant les stipulations de la clause 10.1 ci-dessus, les informations sont considérées comme n’étant pas des Informations Confidentielles et les dispositions de la clause 10.1 ne s’appliquent pas à une Partie en rapport avec toute information qui:

10.2.1	est ou devient généralement à la disposition du public sans que cela ne soit dû à la divulgation faite par cette Partie en violation de cette clause 10 ;

10.2.2	is or was independently developed by such Party or on its behalf by persons having no access to such Confidential Information:

10.2.3	was in such Party’s possession prior to the date of this Agreement:

10.2.4	is required to be given, made or published by law or under the rules and regulations of any relevant stock exchange or any applicable regulatory authority: and

10.2.5	is required to be disclosed by either Party (or any of its advisers) to any provider of finance (“the Bank”) in order for the Bank to take informed decisions regarding the Parties, provided that such Party shall use its reasonable endeavours to procure that the Bank shall keep such information confidential.

11	DISPUTE RESOLUTION

11.1	If a dispute arises out of or in connection with this Agreement or the performance, validity or enforceability of it (the “Dispute”) then, except as expressly provided in this Agreement, the Parties shall follow the dispute resolution procedure set out in this clause 11:

11.1.1	either Party shall give the other written notice of the Dispute, setting out its nature and full particulars (“Dispute Notice”), together with relevant supporting documentation. On service of the Dispute Notice the Mine Manager of Gounkoto and the General Manager of Somilo shall attempt to resolve the Dispute.
10.2.2	est ou a été développée de manière indépendante par cette Partie ou en son nom par des personnes n’ayant pas accès à ces Informations Confidentielles;

10.2.3	était en possession de cette Partie avant la date du présent Accord;

10.2.4	et doit être donnée ou publiée selon la loi ou en vertu des lois et règlements de toute Bourse ou tout pouvoir règlementaire applicable et

10.2.5	doit être divulguée par I’une des Parties (ou I’un quelconque de ses conseillers) à tout bailleur de fonds (“la Banque”) pour que la Banque puisse prendre des décisions en toute connaissance de cause concernant les Parties, pourvu que cette Partie s’assure que la Banque ne communique à personne ces informations.

11	RESOLUTION DES DIFFERENDS

11.1	En cas de differend découlant de ou en rapport avec le présent Accord ou son exécution, sa validité ou son application (le “Différend”), alors sauf dispositions expresses du présent Accord, les Parties doivent suivre la procédure de résolution des différends indiquée dans la présente clause 11:

11.1.1	L’une des Parties donne à I’autre une notification écrite du Différend, indiquant sa nature et tous les détails (“Notification du Différend”), ensemble avec les pièces justificatives. Dès l’émission de la Notification du Différend, le Directeur de la Mine de Gounkoto et le Directeur Général de Somilo essaient de résoudre le Différend.

11.1.2	if for any reason the Dispute is not resolved within 10 Business Days of service of the Dispute Notice, the Dispute shall be submitted by either Party to arbitration.

11.2	The service of a Dispute Notice under clause 11.1 hereof shall not prevent the Parties commencing or continuing court proceedings.

11.3	Where the Dispute is not resolved within the time period set out in clause 11.1.2, the Dispute shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause 11.3.

The number of arbitrators shall be: three (or a sole arbitrator if the Parties otherwise agree). The seat, or legal place, of arbitration shall be: London, United Kingdom.

11.1.2	Si pour une raison quelconque le Différend n’est pas résolu dans un délai de 10 Jours Ouvrables à compter de l’émission de la Notification du Différend, il sera soumis par I’une des Parties à un arbitrage.

11.2	L’émission d’une Notification de Différend conformément à la clause 11.1 n’empéche pas les Parties d’entamer ou de continuer une procédure judiciaire.

11.3	Si le Différend n’est pas résolu dans le délai indiqué dans la clause 11.1.2, il est soumis à un arbitrage et résolu finalement conformément aux Règles LCIA, qui sont considérées comme étant intégrées dans cette clause 11.3 par référence.

Les arbitres sont au nombre de: trois (ou un seul arbitre si les Parties en décident autrement). L’arbitrage se déroule à: Londres, Royaume Uni.

The language to be used in the arbitral proceedings shall be: French

The governing law of the contract shall be the substantive law of: Jersey

12	FORCE MAJEURE

Neither Party shall be in breach of this Agreement nor liable for delay in performing or failure to perform, any of its obligations under this Agreement if such delay or failure results from events, circumstances or causes beyond its reasonable control. In such circumstances the affected Party shall be entitled to a reasonable extension of time for performing such obligations, provided that if the period of delay or non-performance continues for 2 months, the Party not affected may terminate this Agreement by giving 14 Business Days written notice to the other Party.

13	ENTIRE AGREEMENT

13.1	This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous drafts, agreements, arrangement and understandings between them, whether written or oral, relating to its subject matter.

La langue devant être utilisée dans la procédure d’ arbitrage est: le Français

Le droit applicable du contrat est le droit positif de: Jersey

12	FORCE MAJEURE

Aucune des Parties n’est ni en violation du présent Accord ni responsable du retard dans l’exécution ou de la non-exécution de I’une quelconque de ses obligations en vertu du présent Accord si ce retard ou cette défaillance découle d’évènements, de circonstances ou de causes indépendantes de sa volonté. Dans ces circonstances, la Partie concernée a droit à une prorogation raisonnable de délai d’exécution de ces obligations, mais si le retard ou la non-exécution continue pendant 2 mois, la Partie non concernée peut résilier le présent Accord en donnant une notification écrite de 14 Jours Ouvrables à I’autre Partie.

13	ACCORD TOTAL

13.1	Le présent Accord constitue I’accord total entre les Parties et annule tous les projets et accords, dispositions et ententes précédents entre elles, oraux ou écrits, relatifs à son objet.

13.2	Each Party agrees that it shall have no remedies in respect of any representation or warranty (whether made innocently or negligently) that is not set out in this Agreement. No Party shall have any claim for innocent or negligent misrepresentation based upon any statement in this Agreement.

14	SEVERANCE

14.1	If any court or competent authority finds that any provision of this Agreement (or part of any provision) is invalid, illegal or unenforceable, that provision or part-provision shall, to the extent required, be deemed to be deleted and the validity and enforceability of the other provisions of this Agreement shall not be affected.

14.2	If any invalid, unenforceable or illegal provision of this Agreement would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable.

15	LANGUAGE

15.1	This Agreement is drafted in the French language. If this Agreement is translated into any other language, the French language text shall prevail.

15.2	Any notice given under or in connection with this
13.2	Chaque Partie convient de n’avoir aucun recours en ce qui concerne toute assurance ou garantie (faite innocemment ou négligemment) non indiquée dans le présent. Aucune Partie ne peut faire une réclamation quelconque pour une déformation innocente ou par négligence basée sur toute déclaration dans le présent Accord.

14	INDEPENDANCE DES CLAUSES

14.1	Si un tribunal ou une autorité competénte trouve qu’une disposition quelconque du présent Accord (ou une partie de toute disposition) est invalide, illégale ou inapplicable, cette disposition ou partie de la disposition est considérée, dans la mesure nécessaire, comme étant supprimée et la validité et I’applicabilité des autres dispositions du présent Accord ne sont pas affectées.

14.2	Si une disposition invalide, inapplicable ou illégale quelconque du présent Accord serait valide, applicable et illégale et si une partie en était supprimée, la disposition s’applique avec la modification minimum nécessaire afin de la rendre légale, valide et applicable.

15	LANGUE

15.1	Le présent Accord est rédigé en Français. S’il est traduit dans toute autre langue, la version française fait foi.

15.2	Toute notification donnée en vertu de ou dans le cadre

15.2	Any notice given under or in connection with this Agreement shall be in the French language. All other documents provided under or in connection with this Agreement shall be in French language, and accompanied by a certified French translation. If such document is translated into any other language, the French language text shall prevail unless the document is a constitutional, statutory or other official document.

16	NOTICES

16.1	A notice served under this Agreement:

16.1.1	shall be in writing in the French language;

16.1.2	shall be signed by or on behalf of the party giving it;

16.1.3	shall be sent for the attention of the person, and to the address or fax number, given in this clause 16 (or such other address, fax number or person as the relevant party may notify to the other party in accordance with the provisions of this clause 16); and

16.1.4	shall be delivered personally; or

16.1.5	sent by fax; or
15.2	Toute notification donnée en vertu de ou dans le cadre du present Accord doit être en Français. Tous autres documents fournis en vertu de ou dans le cadre du présent Accord doivent être en Français. Si ce document est traduit dans toute autre langue, le texte français fait foi à moins qu’il ne s’agisse d’un document constitutionnel, statutaire ou officiel.

16	NOTIFICATIONS

16.1	Une notification donnée en vertu du présent Accord:

16.1.1	doit être écrite en Français;

16.1.2	doit être signée par ou au nom de la partie qui l’émet;

16.1.3	doit être envoyée à l’attention de la personne, et à l’adresse ou au numéro de fax donné dans la présente clause 16 (ou telle autre adresse, numéro de fax ou personne que la partie concernée pourrait notifier à l’autre partie conformément aux dispositions de cette clause 16) ; et

16.1.4	doit être livrée en mains propres; ou

16.1.5	envoyée par fax ; ou

16.2	The addresses for service of notice are:

16.2.1	Somilo

Address: FALADIÉ, 6446, Avenue de L’OUA, BP.E 1160 Bamako, Mali

For the attention of: General Manager
Fax number: +223 20 20 44 07

16.2.2	Gounkoto

Address: FALADIÉ, 6446, Avenue de L’OUA, BP.E 1160 Bamako, Mali
For the attention of: Mine Manager
Fax number: +223 20 20 44 07

16.3	A notice or any other communication given in connection with this Agreement is deemed to have been received:

16.3.1	if delivered personally, at the time of delivery; or

16.3.2	in the case of fax, at the time of transmission; or
16.2	Les adresses pour les notifications sont:

16.2.1	Somilo

Adresse: FALADIÉ, 6446, Avenue de L’OUA, BP.E 1160 Bamako, Mali

A l’attention de: Directeur Général
Numéro de fax: +223 20 20 44 07

16.2.2	Gounkoto

Adresse: FALADIÉ, 6446, Avenue de L’OUA, BP.E 1160 Bamako, Mali
A l’attention de: Directeur de la Mine
Numéro de fax: +223 20 20 44 07

16.3	Toute notification ou communication donnée en rapport avec le présent Accord est considérée comme ayant été reçue

16.3.1	Si elle livrée en mains propres, au moment de la livraison; ou

16.3.2	S’agissant du fax, au moment de la transmission: ou

16.4	For the purposes of this clause 16:

16.4.1	all times are to be read as local time in the place of deemed receipt; and

16.4.2	if deemed receipt under this clause 16 is not within business hours (meaning 9.00 a.m. to 5.30 p.m. Monday to Friday on any Business Day), the notice shall be deemed to have been received at the opening of business on the next Business Day in the place of receipt.

16.5	To prove delivery, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party.

17	FURTHER ASSURANCE

Each Party shall (at its own expense) promptly execute and deliver all such documents, and do all such things, or procure the execution and delivery of all documents and doing of all such things as are required to give full effect to this Agreement and the transactions contemplated by it.

18	ASSIGNMENT AND OTHER DEALINGS PROHIBITED

18.1	This Agreement is personal to the Parties and neither Party shall assign, transfer, mortgage, charge,
16.4	Aux termes de la présente clause 16:

16.4.1	Toutes les heures doivent être considérées comme étant l’heure locale du lieu de réception estimée; et

16.4.2	Si la réception estimée en vertu de la présente clause 16 est en dehors des heures ouvrables (c.-à-d. entre 9h et 17h30, du lundi au vendredi pendant tout Jour Ouvrable), la notification est considérée comme ayant été reçue à la reprise des activités le Jour Ouvrable suivant du lieu de réception.

16.5	Pour prouver la livraison, il suffit de démontrer que la notification a été transmise par fax au numero de fax de la partie.

17	AUTRE ASSURANCE

Chaque Partie doit (à ses propres frais) signer rapidement et délivrer tous les documents, et faire tout ce qui est nécessaire, ou obtenir la signature et la délivrance de tous les documents et faire tout ce qui est nécessaire pour l’entrée en vigueur du présent Accord et des transactions qui y sont envisagées.

18	INTERDICTION DE CESSION OU D’AUTRES TRANSACTIONS

18.1	Le présent Accord est personnel et aucune des Parties ne doit céder, transferer, hypothequer, faire payer,

subcontract, or deal in any other manner with any of its rights and obligations under this Agreement without the prior written consent of the other Party.

18.2	Each Party confirms it is acting on its own behalf and not for the benefit of any other person.

19	GOVERNING LAW AND JURISDICTION

19.1	This Agreement and any Dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of Jersey.

19.2	The Parties irrevocably agree that the courts of Jersey shall have exclusive jurisdiction to settle any Dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

This Agreement has been entered into on the date stated at the beginning of it.

sous-traiter, ou traiter autrement ses droits et obligations en vertu du présent Accord sans l’accord préalable par écrit de l’autre Partie.

18.2	Chaque Partie confirme qu’elle agit en son nom propre et non en faveur de toute autre personne.

19	DROIT APPLICABLE ET JURIDICTION

19.1	Le présent Accord et tout différend ou toute réclamation y découlant ou y afférente ou en rapport avec son objet ou son élaboration (y compris les différends ou réclamations non-contractuelles) sont régis par et interprétés conformemént à la législation de Jersey.

19.2	Les Parties conviennent irrévocablement que les tribunaux de Jersey ont la compétence exclusive de résoudre tout Différend ou réclamation découlant de ou en rapport avec le présent Accord ou son objet ou son élaboration (y compris les différends ou réclamations non-contractuelles).

Le présent Accord est conclu à la date susmentionnée.

For and on behalf of SOCIÉTÉ DES MINES DE LOULO S.A.

Graham Patrick Shuttleworth

Director

For and behalf of SOCIÉTÉ DES MINES DE GOUNKOTO S.A.

Christoffel Johannes Prinsloo

Director